UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 19, 2008

SBARRO, INC.

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

333-142081	11-2501939
(Commission File Number)	(IRS Employer Identification No.)

401 Broad Hollow Road, Melville, New York	11747-4714
(Address of Principal Executive Offices)	(Zip Code)

(631) 715-4100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 19, 2008, the Board of Directors (the “Board”) of Sbarro, Inc. (the “Company”) approved a cash bonus plan for corporate office employees of the Company including, its named executive officers, for the year 2008 (the “2008 Bonus Plan”). The 2008 Bonus Plan is intended to assist the Company in attracting, retaining and motivating executive officers and key employees, and to increase the linkage between executive compensation and corporate performance and to enable the Company to pay cash bonuses based upon achievement by the Company of annual operating goals, primarily earnings before interest, taxes, depreciation and amortization (“EBITDA”). Payments under the 2008 Bonus Plan are contingent upon the employee’s continued employment with the Company on the date of payment, except that employees who die or become disabled during the year remain eligible for a pro-rated bonus. The payment date for participants is expected to be 15 days after certified year-end financial statements are official, but no later than April 30, 2009.

The Company established a target for EBITDA as a condition to funding the 2008 Bonus Plan. EBITDA also excludes any management fees that the Company pays to MidOcean Partners. While the Company has not set specific individual performance targets for named executive officers, it has identified the potential annual bonus as a percentage of base salary varying by classification of employee, with percentages ranging from 5% in the case of hourly-paid employees and up to 50% in the case of corporate officers.

The actual bonus can be more or less than the targeted bonus and will vary depending on the amount by which 2008 EBITDA exceeds 2007 EBITDA, but in no event will the actual bonus exceed 100% of an individual’s base salary.

Notwithstanding the foregoing, the Company retains full discretion to grant a bonus at fiscal year end and may decide to award or withhold an award for an individual based upon overall Company performance or upon each participant’s personal performance during the year.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on March 25, 2008.

SBARRO, INC.

/s/ Anthony J. Puglisi
By:	Anthony J. Puglisi
Its:	Vice President and Chief Financial Officer